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EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

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FOR IMMEDIATE RELEASE Media Relations Kekst & Company Attn: Victoria Weld and Lawrence A. Rand Tel: (212) 521-4800	Investor Relations Innisfree M&A Incorporated Attn: Alan M. Miller (212) 750-5833

ZILKHA SENDS LETTER TO

EL PASO SHAREHOLDERS

HOUSTON, TX, June 3, 2003—Selim Zilkha, one of the largest shareholders of El Paso Corporation (NYSE:EP), announced today he is sending a letter to his fellow El Paso shareholders, urging them to support the election of his world class nominees, with their wealth of industry specific experience, commitment to restoring credibility, determination to regain shareholder value, and proven leadership in corporate governance to the board of directors of the company by signing, dating and returning the blue proxy card.

The complete letter follows:

Selim K. Zilkha

June 3, 2003

Dear Fellow El Paso Shareholder:

Over the past several years, the incumbent Board of Directors has created the financial equivalent of the “perfect storm” in which El Paso Corporation now finds itself—a condition brought about by risky investments, excessive borrowing, dubious accounting practices and egregious executive compensation. During this turbulent period that has seen the company’s market value decline nearly 90%, El Paso’s management has enriched itself while El Paso’s shareholders have suffered devastating losses. I believe that El Paso requires a radical change in its corporate culture. To protect your investment, I urge you to join with me in replacing the current Board with a talented, distinguished slate by signing, dating and returning the enclosed BLUE proxy card today.

The current El Paso Board has allowed management to invest in highly speculative ventures outside of the basic strengths of the company. For example, they approved large investments in energy trading, merchant electric power generation and telecommunications. Virtually all of these investments were financed with debt, including “off balance sheet” arrangements and “special purpose entities” whose use helped obscure the true cost of these ventures to the shareholders and make it difficult to gauge the real financial condition of the company. These investments have not, and will not, produce the cash earnings that management projected —and the execution (including, in most cases, the costs associated with abandoning them) of these investments has been a dismal but expensive failure. While El Paso has since written off most of these investments, the additional debt incurred when El Paso entered into them must still be serviced by the earnings power of El Paso’s core natural gas business.

At the same time, the current Board allowed management to pursue an aggressive practice known as “mark to market accounting,” which resulted in reported earnings that were greater than real, tangible cash earnings. These enhanced non-cash earnings were then used to justify even greater borrowings—leading to El Paso’s current enormous debt burden. The members of my slate understand, in a way that the current board members apparently do not, that debt must be serviced with real, hard cash—not accounting fictions.

Mark to market accounting, by increasing El Paso’s reported earnings, also resulted in dramatically inflated management compensation. During the three-year period of 2000, 2001 and 2002, the top five officers of El Paso received total compensation in excess of $58 million while they mismanaged the company and helped cause an enormous loss of shareholder value. To add insult to injury, these executives are receiving excessive amounts as they leave the company due to their “golden parachute” employment contracts—Mr. Wise alone received severance compensation of over $24 million. When was the last time that you received $24 million for getting fired?

During the last three years, the El Paso Board has repeatedly approved “new strategies” with the stated purpose of reducing debt and focusing on long-term growth. Yet each strategy has been an abject failure, resulting in still higher debt and additional “non-recurring charges.” As a result, El Paso’s stock price has declined precipitously and the incumbent board cut your dividend.

The turnaround at El Paso must begin at the top. That means keeping the interest of management, directors and the shareholders aligned—not rewarding senior executives with lavish perquisites for dismal performance.

Please join us in voting to replace the existing board that has failed to institute the necessary changes in El Paso’s culture, rewarded flawed business strategies and created compensation schemes that reward management at shareholders’ expense.

The future of your investment is at stake. We urge you to vote for our talented nominees by signing, dating, and returning the enclosed BLUE proxy card today.

Thank you for your support,

Selim K. Zilkha

For more information, please visit www.saveelpasonow.com.

On May 12, 2003, Selim K. Zilkha filed with the Securities and Exchange Commission a definitive proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha has furnished the definitive proxy statement to El Paso’s stockholders and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials when they become available as they contain important information.

Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access copy of Mr. Zilkha’s definitive proxy statement by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the proxy statement and Mr. Zilkha’s DFAN14A filed with the Commission on May 21, 2003.

Some of the statements contained in this letter may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical fact. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which El Paso has been reduced under the current Board, there can be no assurance that Mr. Zilkha or the nominees will succeed in their efforts to turn El Paso around.

This letter may quote or refer to independent industry research reports, financial analyst reports and newspaper articles. To the extent such a quote is included in this letter, Mr. Zilkha has not sought or obtained the consent of the quoted source to the use of such quote as proxy soliciting material.